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                                                                     EXHIBIT 5.1

                                 March 27, 2000


Integrated Silicon Solution, Inc.
2231 Lawson Lane
Santa Clara, CA 95054

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 29, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 250,000 shares of your Common Stock issuable under your 1993 Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the "Shares" and the 1993 Employee Stock Purchase Plan is referred to herein as the "Plan". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati